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                                                                   EXHIBIT 99(a)

SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS



                        VALUATION AND QUALIFYING ACCOUNTS
                          ALLOWANCE FOR UNCOLLECTIBLES
                             (dollars in thousands)



                                         Balance at                                         Balance at
                                        beginning of                       Deductions        end of
                                           period          Additions      (Write-offs)       period
                                         ---------        -----------     ------------    -------------
December 31, 1999......................  $ 1,353          $ 7,681            $ 4,975      $ 4,059

December 31, 1998......................  $ 1,185          $ 8,653            $ 8,485      $ 1,353

December 31, 1997......................  $ 6,787          $ 1,167            $ 6,769      $ 1,185